Exhibit 99.1

AspenBio Pharma Reports Second Quarter 2007 Results

AspenBio Advances Several High Value Late-Stage Human and Animal Bio Pharma Products, Including the First Blood-based Test for Human Appendicitis

CASTLE ROCK, CO., August 20, 2007 — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for animals and humans, reported results for the second quarter ended June 30, 2007.

Richard Donnelly, AspenBio’s president and CEO, said, “Recent product development activities demonstrate substantial progress in the second quarter. We remain confident that 2007 will be a major inflection point for AspenBio, as we proceed towards achieving key milestones and delivering on important new products, like our breakthrough appendicitis triage blood tests, AppyScore™ and AppyScreen™.”

Mr. Donnelly further stated, “Following the 2007 second quarter completion of the conversion of warrants that increased our cash position to more than $11 million, we have accelerated development of our key products. This includes making important additions to our scientific staff, engaging well known FDA consultants, and signing high quality contract manufacturers to advance both the appendicitis blood tests and BoviPure FSH™ products. We continued to see positive field trial results for all of our top products.”

Second Quarter 2007 Key Highlights

AppyScore & AppyScreen: Substantial progress was made in the development of AspenBio’s breakthrough products; AppyScore Appendicitis Triage Blood Test for emergency rooms, and its sister product, AppyScreen (being designed as a point-of-care test for physician offices). Results from the ongoing 400-patient pre-United States Food and Drug Administration (“FDA”) trials of the AppyScore blood test continue to demonstrate high sensitivity levels of 94% to 97% in the ability to identify patients with appendicitis. While this pre-FDA trial has taken longer than originally anticipated to complete, this has allowed us to fine tune specific aspects of blood collection as well as the practical use of the test in a hospital clinical setting. The company is currently engaged with multiple hospital sites for the collection of additional trial samples.

AspenBio has also commenced initial steps for the U.S. FDA approval process for AppyScore with the engagement of three widely recognized FDA device registration consultants to assist with the process. The company expects an initial meeting with the FDA on the AppyScore Appendicitis Triage Blood Test to occur within the next thirty to forty-five days. AspenBio has also executed contracts with FDA-approved diagnostic test manufacturers related to assay development, GMP manufacturing, and validation of different versions of the first generation AppyScore and AppyScreen test formats. The on-going 400 patient pre-FDA trial is anticipated to be completed by the end of September, with an announcement of the data planned shortly after completion. These activities, if successfully completed, put the first generation of AppyScore on a timeline for introduction in the United States in 2008.

BoviPure FSH: AspenBio Pharma announced in July it had filed and received an INADA file number for BoviPure FSH (bovine follicle stimulating hormone) to officially start the FDA approval process. Additionally, in order to facilitate the product advancement, AspenBio also executed a contract with AppTec Laboratory Services, Inc. (“AppTec”) for the required GMP manufacturing and validation of this product. This advancement follows a similar path that commenced in January for StayBred™ (a/k/a BoviPure LH™, an LH analog for cows), AspenBio’s largest market potential, single-chain, reproduction-enhancing drug.

BoviPure FSH, the company’s second largest market potential livestock drug, is currently advancing ahead of schedule with the initiation of the FDA approval process. This drug is designed to aid in super-ovulation for embryo transfer in dairy and beef cows throughout the world. It will compete in a niche market comprised of a “small easy to reach” group of approximately 300 to 400 centers in the world that act as super-ovulation and embryo transfer (ET) locations. While the worldwide bovine FSH market is estimated to be between $15 million and $20 million annually, AspenBio believes BoviPure FSH could dominate this market due to the substantial labor savings, simplicity, and convenience of this one-dose drug. AspenBio also believes these many benefits will stimulate market growth and allow for premium pricing over conventional animal-derived FSH drugs. The current conventional treatment in the United States involves an eight-dose treatment professionally administered over 4 days at 12 hour intervals, with an $80 average total drug cost.

Additional research studies conducted over the last several months on both of these drugs continue to demonstrate their cost effectiveness in enhancing the reproduction process and maintaining improved pregnancy rates. If successfully approved by FDA, these products will be the only bovine LH \ FSH products in the US animal market with an FDA approval.

StayBred: Positive development activities continue on AspenBio’s largest market potential, single-chain reproduction-enhancing drug, StayBred (a/k/a BoviPure LH an LH analog for cows). Recent development work on StayBred BoviPure LH has provided product improvements designed to lower production costs of this important new drug. The company continues to test additional potential uses of BoviPure LH, which it believes will further help increase pregnancy rates in dairy cows and potentially expand the total annual market potential beyond original estimates of $200 million.

AspenBio continues to receive strong market interest and has begun preliminary discussions with potential international licensing and/or partners to support FDA approval, distribution, and worldwide marketing of both BoviPure LH and BoviPure FSH bovine drugs.

Mr. Donnelly added, “Our financial condition and performance are very positive indicators of our ability to pursue our strategies on an orderly basis. The levels of research and investment we’ve made during the second quarter have accelerated our priority projects and have brought us to very strong positions on a number of fronts. We will continue to focus on the best ways to enhance shareholder value. This includes seeking an alternative stock exchange listing and exploring the ideal timing for licensing and partnering of our high-value products as they advance to the final stages of development in the second half of 2007.”

Financial Results

For the three month and six month periods ended June 30, 2007, as compared to the same periods a year ago:

•	Sales for the three and six month periods ended June 30, 2007 totaled $176,500 and $512,600, respectively. This represents an increase of 58% and 47%, respectively, over last year. The improvement includes a large sale to a major new international customer.

•	Research and development expenses totaled $544,300 and $838,600 for the three and six month periods ended June 30, 2007. This represents an increase of 81% and 37%, respectively, over last year.

•	Net loss totaled $1,083,800 or ($0.04) per share and $1,952,200 or ($0.08) per share, for the three and six month periods ended June 30, 2007, versus a net loss of $750,400 or ($0.04) per share and $1,401,400 or ($0.08) per share a year ago. Non-cash expenses for depreciation, amortization and stock-based compensation totaled $631,500 in the six months ended June 30, 2007, a $325,000 increase over the $306,600 reported in the same year-ago period.

•	Cash and cash equivalents totaled $11,162,000, working capital totaled $10,911,400, and total stockholders’ equity totaled $12,634,200 at June 30, 2007.

About AspenBio Pharma, Inc.

AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, please visit: www.aspenbiopharma.com.

Forward Looking Statements

This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including the ability to successfully complete the development of new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, and realization of intangible assets. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC.

AspenBio Pharma, Inc.
Periods Ended June 30, (Unaudited)

Condensed Statements of Operations

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	2007	2006	2007	2006
Sales	$177	$112	$513	$348
Gross profit	30	55	195	178

Other revenue - fee	—	—	—	50
Operating Expenses:
Selling, general and administrative
(includes non cash compensation of
$217; $135; $499 and $189)	632	466	1,358	936
Research and development	544	301	839	612

Operating loss	(1,147)	(712)	(2,002)	(1,320)

Interest income (expense):
Interest expense	(59)	(62)	(118)	(125)
Interest income	122	24	168	43

Net loss	$(1,084)	$(750)	$(1,952)	$(1,401)

Basic and diluted loss per share	$(.04)	$(.04)	$(.08)	$(.08)

Basic and diluted weighted
average shares outstanding	27,070	17,517	24,083	16,806

The notes to the unaudited condensed financial statements available in the company's quarterly statement for the period ended June 30, 2007 as filed with the Securities and Exchange Commission, are an integral part of these statements.

AspenBio Pharma, Inc.
(Unaudited)

Condensed Balance Sheet
(In thousands)

June 30, 2007
ASSETS
Cash and cash equivalents	$11,162
Other current assets	653
Property and equipment, net	3,395
Other assets, primarily intangibles	1,367

Total assets	$16,577

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$904
Long-term obligations, net	3,039

Total liabilities	3,943
Stockholders' equity	12,634

Total liabilities and stockholders' equity	$16,577

The notes to the unaudited condensed financial statements available in the company's quarterly statement for the period ended June 30, 2007 as filed with the Securities and Exchange Commission, are an integral part of these statements.

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